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Exhibit 8

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Telephone: (212) 574-1200
Facsimile: (212) 480-8421
www.sewkis.com

January 31, 2005

DryShips Inc.
80 Kifissias Avenue
Amaroussion 15125, Athens Greece

    Re:
    DryShips Inc.

Ladies and Gentlemen:

        You have requested our opinion regarding certain United States federal income tax matters and Marshall Islands tax matters relating to DryShips Inc. (the "Company") and the holders of common shares of the Company.

        In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and amendments to such Registration Statement filed by the Company on Form F-l (File No. 333-122008) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the "Registration Statement"). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

        Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

        Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption "Tax Considerations" therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the caption "Tax Considerations." It is our further opinion that the tax discussion set forth under the caption "Tax Considerations—United States Federal Income Tax Considerations" and "Tax Considerations—Marshall Islands Tax Considerations" in the Registration Statement accurately states our views as to the tax matters discussed therein.

        Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP

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  Exhibit 8
Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Telephone: (212) 574-1200 Facsimile: (212) 480-8421 www.sewkis.com